EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffrey B. Murphy, President and CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403
RTW, Inc. Reports First Quarter Financial Results
—
     MINNEAPOLIS, MN – April 26, 2007 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to manage insured and self-insured workers’ compensation programs, today reported net income of $649,000 or $0.12 per diluted share for the first quarter ended March 31, 2007 compared to net income of $1.1 million, or $0.19 per diluted share for the same period in 2006.
     Premiums earned in the first quarter totaled $10.1 million, down 6.8 percent from $10.8 million for the same period in 2006. Premiums in force grew slightly to $48.0 million at March 31, 2007 from $47.5 million at December 31, 2006 but decreased from $52.9 million at March 31, 2006. Service revenue was $1.3 million in the first quarter of 2007 compared to $1.6 million for the first quarter of 2006 and $1.2 million in the fourth quarter of 2006.
     “I am pleased with our results in the first quarter of 2007,” said Jeff Murphy, RTW’s President and CEO. “As we expected, we quickly reversed the experience of the fourth quarter of 2006. Both insurance and service revenue are headed in the right direction. We grew premiums in force for the first time since the third quarter of 2004 and grew service revenue 7.2 percent over the fourth quarter of 2006.”
     The decline in premiums earned and premiums in force since March 31, 2006 was the result of RTW’s decision to forgo business that did not meet its underwriting profit expectations.
     “We continue to experience downward pressure on rates in insurance, Murphy said. “Competitors continue to price policies well below what we believe are acceptable rates and are now increasing commissions as well. Writing business at the right price will continue to be challenging for the foreseeable future. We are improving our marketing capability, seeing increased submission flow and are experiencing higher retention rates in 2007 compared to 2006. We will continue to focus where we can make a profit until we see strengthening in insurance rates.
     Due to the soft insurance market, participants are being attracted to leave the Minnesota Assigned Risk Plan (“ARP”) by standard market insurers resulting in a decline in ARP premiums and a resulting decline in service revenue to us. As a result, service revenue from the ARP decreased 28 percent in first quarter 2007 compared to the first quarter of 2006.
     “We are seeing positive developments in our service business including outstanding results delivered to our customers and further opportunities coming to us as a result,” said Murphy. “We are committed to growing our service business and remain excited about the opportunities this business presents and about the future prospects of this organization.”
Further Operating Results Detail
     Total revenue for the quarter ended March 31, 2007 was $12.8 million compared to $13.7 million for the same period in 2006. For the quarters ended March 31, 2007 and 2006, total revenue included investment income of $1.3 million.
     The company continued to improve its ability to manage and close claims. In the first quarter of 2007, RTW reduced unpaid claim and claim settlement expenses by $450,000 and recorded a corresponding pre-tax decrease to claim and claim settlement expenses reflecting this improvement. This compares to an $850,000 reduction recorded for the same period in 2006. These results reflect our focus and commitment to continually improve our ability to affect outcomes for open claims from prior accident years.
Other Events
     The State of Minnesota has extended our agreement with the ARP one year. Under this extension, we will continue to manage 25 percent of the ARP premiums through June 30, 2008. At March 31, 2007, premiums in force in the ARP totaled approximately $55 million. We have been a party to managing this business since July 2004.
Conference Call Information
     RTW will host a conference call on Thursday, April 26, 2007, at 1:00 p.m. CDT. To access the conference call, participants should dial 1-800-257-2101. A replay of the conference call will be available from April 26, 2007 through April 28, 2007 by calling 1-800-405-2236 or 1-303-590-3000 and entering the Passcode 11088022#. Forward looking and material information may be discussed during the conference call.
     The live audio broadcast of RTW’s quarterly conference call will be available online through a link at the company’s website at http://www.rtwi.com/investors/investors_main.htm. The online replay will be available for approximately ninety days.

About RTW, Inc.
     RTW, Inc., based in Minneapolis, Minnesota, provides disability and absence management services, primarily directed at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiaries, American Compensation Insurance Company (ACIC) and Bloomington Compensation Insurance Company (BCIC); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The company developed two proprietary systems to manage disability and absence: (i) ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan, but is growing in new markets including Florida, Texas, Kansas, Connecticut, North Carolina and Iowa. BCIC offers workers’ compensation insurance to selected employers in Minnesota and Colorado. In addition, through its Absentia® division, RTW has expanded and provides non-insurance products and service offerings nationally. The company’s services are effective across many industries. RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.
Safe Harbor Statement
     Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about RTW, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Any forward-looking statement contained herein including statements related to our outlook for the industry and for our performance for the year 2007 and beyond, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of these forward looking statements should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. The following important factors, among others, in some cases have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) our ability to retain renewing policies and write new business with a B++ (Good, Secure) rating from A.M. Best; (ii) adverse changes in the rating assigned to us by A.M. Best; (iii) our ability to extend our workers’ compensation services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iv) changes in the pricing environment including those due to the cyclical nature of the property and casualty insurance industry and the effect of competition; (v) the adequacy of our unpaid claim and claim settlement expense reserves; (vi) exposure as to coverage for terrorist acts and our retention under The Terrorism Risk Insurance Extension Act of 2005 (TRIEA) and the potential expiration of TRIEA and the unpredictable nature of such events; (vii) our ability to obtain and retain reinsurance at a reasonable cost; (viii) our ability to provide our proprietary products and services to customers successfully and profitably; (ix) competition and the regulatory environment in which we operate; (x) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xi) investment risk, including those of our portfolio of fixed income securities and interest rate changes; (xii) general economic and business conditions; and (xiii) other factors as noted in our other filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.
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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended Mar. 31,
	2007	2006
REVENUES:

Gross premiums earned	$12,014	$12,988
Premiums ceded to excess of loss treaties	(1,918)	(2,152)

Premiums earned	10,096	10,836
Investment income	1,342	1,305
Service revenue	1,318	1,568

Total revenues	12,756	13,709

EXPENSES:

Claim and claim settlement expenses	7,288	7,159
Policy acquisition costs	1,225	1,262
General and administrative expenses	3,321	3,654

Total expenses	11,834	12,075

Income before income taxes	922	1,634
Income tax expense	273	580

Net income	$649	$1,054

Net income per share:
Basic	$0.13	$0.19

Diluted	$0.12	$0.19

Weighted average shares outstanding:
Basic	5,164,000	5,448,000

Diluted	5,298,000	5,674,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS
Available-for-sale investments, at market value	$109,967	$111,089
Cash and cash equivalents	18,415	13,898
Premiums receivable	2,355	2,367
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	76,691	77,168
On paid claim and claim settlement expenses	351	767
Other assets	13,264	13,150

Total assets	$221,043	$218,439

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unpaid claim and claim settlement expenses	$151,550	$152,327
Unearned premiums	8,476	7,432
Accrued expenses and other liabilities	8,920	7,325

Total liabilities	168,946	167,084

Shareholders’ equity	52,097	51,355

Total liabilities and shareholders’ equity	$221,043	$218,439